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                         INTERNATIONAL HOME FOODS, INC.
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

EXHIBIT 11    COMPUTATION OF PER SHARE EARNINGS

                                      Three Months Ended    Nine Months Ended
                                      September 30, 1997   September 30, 1997
                                      ------------------   ------------------
Computation for statement of
   earnings:
     Net (loss) income                  $     (10,806)      $      6,091
                                        =============       ============

Computation for weighted
   average common shares
   outstanding

   Weighted average common
   shares outstanding                     330,000,000        330,000,000

Incremental common shares
   applicable to common
   stock options and warrants
   based on the estimated
   fair value of the stock                         --(1)       7,594,606

   Weighted average common
   shares outstanding, as adjusted        330,000,000        337,594,606
                                        =============       ============

   Primary and fully diluted
   (loss) income per common
   share                                $        (.03)      $        .02
                                        =============       ============


(1) Incremental shares are antidilutive and therefore not included.




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